Exhibit 10.14

THIRD AMENDMENT TO THE
RAIL LINE EASEMENT AGREEMENT

THIS THIRD AMENDMENT TO THE RAIL LINE EASEMENT AGREEMENT (the “Third Amendment”) is made by and among the CITY OF ORLANDO, a municipal corporation created by and existing under the laws of the State of Florida, whose address is P.O. Box 4990, 400 S. Orange Avenue, Orlando, Florida 32802-4990 (the “City”) and THE GREATER ORLANDO AVIATION AUTHORITY, a public and governmental body created as an agency of the City, existing under and by virtue of the laws of the State of Florida, whose mailing address is One Jeff Fuqua Boulevard, Orlando, Florida 32827-4399 (the “Authority”), and ALL ABOARD FLORIDA - OPERATIONS LLC, a Delaware limited liability company authorized to conduct business in Florida, whose mailing address is 2855 LeJeune Road, 4th Floor, Coral Gables, Florida, 33134 (“Rail Company”).

W I T N E S S E T H :

WHEREAS, City, Authority and Rail Company entered into that certain Rail Line Easement Agreement with an effective date of January 22, 2014 (the “Agreement”), that certain First Amendment To The Rail Line Easement Agreement with an effective date of October 3, 2014 (the “First Amendment”) and that certain Second Amendment To The Raul Line Easement Agreement with an effective date of October 26, 2015 (the “Second Amendment”); and

WHEREAS, pursuant to an agreement dated September 27, 1976, as amended, with the City, City Document Number 13260-1, the Authority controls, operates, and maintains an airport in Orange County, State of Florida, known as Orlando International Airport (hereinafter referred to as the “Airport”); and

WHEREAS, the parties desire to amend the Agreement to extend the Escrow Term (as defined in the Agreement) and amend other terms to reflect changes to the Rail Project resulting from continued coordination and design efforts.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged, the parties hereto covenant and agree as follows:

1.          Recitals. The foregoing recitals are true and correct and are hereby incorporated as covenants and agreements and are made a part hereof.

2.          Definitions. Capitalized terms shall have the meaning ascribed to them in the Agreement, as amended in the Second Amendment, unless modified herein.

City Council Meeting: 12-14-15
Item: J-2 Documentary: 151214J02

3.          Paragraph 5: Design, Construction and Operation of the Rail Corridor; Easements; Credit for Critical Rail Corridor Costs; Timeline for Construction; Reservation of Rights; Rail Airport Fee. Paragraph 5(b)(ii) under the section entitled Rail Company Infrastructure Improvements and Paragraph 5(d) under the section entitled Credit to Rail Company Regarding Critical Rail Corridor Construction Costs of the Agreement are hereby deleted in their entirety and replaced with the following:
(ii). If subsequent to satisfaction of the Escrow Conditions and release of Escrow, Rail Company has not issued a gross maximum price contract to construct the Critical Rail Corridor Improvements on the approved timeline and another entity is under contract with the Authority and prepared to proceed with the Critical Rail Corridor Improvements, the Authority may, in its sole and absolute discretion, elect to have the other entity proceed with pricing and construction of the Critical Rail Corridor Improvements. The Authority shall provide written notice of said election and Rail Company shall transmit the final approved and permitted design and construction plans to the Authority together with all necessary assignments and warranties subject to the limitations set forth in the Rail Company’s agreements with its design teams, and any permits obtained solely with respect thereto, if not already provided under the Escrow Extension Agreement, within thirty (30) days of the notice. Rail Company shall only be entitled to a credit against the Purchase Price or rental payments under the Premises Lease and Use Agreement and the Vehicle Maintenance Facility Ground Lease Agreement for the actual amounts funded by Rail Company to the Authority, the actual cost of the construction performed by Rail Company and the actual cost of design plans and permits delivered to the Authority, Once finalized, Rail Company will proceed with the design, pricing, and construction of the Critical Rail Corridor Improvements and infrastructure Improvements. Rail Company will keep the Authority apprised throughout the process, including without limitation providing plans and specifications for the Critical Rail Corridor Improvements and Rail Company infrastructure Improvements for the Authority’s review. The Authority shall provide any comments to submissions of plans and specifications within thirty (30) days after receipt, failing which the applicable submission shall be deemed to be approved. If the Authority disapproves any such submission, the parties shall work together in good faith to resolve the issues as soon as reasonably practicable.

Subsequent to the assignment of the design drawings, Authority agrees to consult with Rail Company regarding any change in the design of the Critical Rail Corridor Improvements that would have an impact on Rail Company’s ability to utilize the Rail Corridor within the Rail Line Easement. If the right to construct the Critical Rail Corridor Improvements has been assigned to another entity, the Rail Company satisfies all Escrow Conditions, a timeline for completion of the Rail Company Improvements is agreed to by the parties and the Rail Company is not able to proceed with construction of its Improvements within the Rail Corridor or commence revenue operations due to a delay caused by the other entity’s construction of the Critical Rail Corridor Improvements, then Rail Company is entitled to a day for day delay in the Rent Commencement Date for the Premises Lease and Use Agreement or if the Rent Commencement Date has occurred pursuant to the terms of this Agreement, a day per day credit against the Annual Rent due under the Premises Lease and Use Agreement.

***

(d) Credit to Rail Company Regarding Critical Rail Corridor Construction Costs. In accordance with the FAA “Policy and Procedures concerning the Use of Airport Revenue” dated February 16, 1999 (“Revenue Diversion Policy”), the parties to this Rail Line Easement Agreement will agree to abide by the referenced Revenue Diversion Policy. To the extent consistent with the Revenue Diversion Policy, the Authority will provide a credit to Rail Company for portions of the Critical Rail Corridor Construction Costs to reduce or offset the Rail Line Easement FMV of the Rail Line Easement and Rail Line Slope Easement. Because the rail corridor includes two forms of rail, intercity rail and light rail, the allocation for Rail Company’s credit for Critical Rail Corridor Construction Costs attributable to each Critical Rail Corridor Improvement shall be agreed to by the Parties during the Escrow Term. If the Authority elects for the Critical Rail Corridor Improvements to be completed by another entity, the Rail Company shall only receive a credit for the actual amounts funded by Rail Company to the Authority, the actual cost of the construction performed by Rail Company and the actual cost of design plans and permits delivered to the Authority.

4.            Paragraph 6: Closing Procedures. Paragraphs 6(b) and 6(c) of the Agreement are hereby deleted in their entirety and replaced with the following:

(b) The conditions to be satisfied in order to release the escrow documents are set forth in Exhibit “11” hereto (the “Escrow Conditions”). Closing Agent shall hold all Escrow Documents in escrow from the date hereof until the earlier of the following dates (the Escrow Term”): (i) the satisfaction or waiver (any such waiver to be in the sole discretion of the waiving party) of the Escrow Conditions or (ii) December 31, 2016, as such date may be extended pursuant to the terms hereof or as may be amended by the parties in writing (the “Escrow Termination Date”). This extension is contingent upon the satisfaction of the conditions contained in the Escrow Extension Agreement on or before December 31, 2015. Failure of the Rail Company to satisfy the conditions will result in the Escrow Term expiring on December 31, 2015. If the Escrow Conditions have not been met prior to December 31, 2016, Rail Company shall be entitled to an additional one (1) year extension until December 31, 2017 if Rail Company has either (1) prior to December 31, 2016, obtained financing in the form of documented loans, documented equity commitments and/or cash on hand in forms reasonably acceptable to the Authority, required to fund Rail Company’s infrastructure (including train sets) to bring the Rail Transportation Business to the Orlando International Airport or (2) (i) Rail Company shall close on the purchase of all right-of-way (by fee, lease or easement) required to construct its Rail Transportation Business infrastructure from the existing Florida East Coast Railway L.L.C. rail right of way east to the eastern edge of the Orlando International Airport property prior to December 31, 2016 (with it being understood that the failure of the Authority to exchange property with the Central Florida Expressway Authority shall not cause the failure of this condition) and (ii) within one hundred eighty (180) days from the Effective Date of this Extension Agreement, at no cost to the Authority, Rail Company shall deliver to the Authority a full set of 100% complete engineering drawings for the Critical Rail Corridor Improvements.

(c) The recording of the Rail Line Easement shall occur within thirty (30) days of Substantial Completion of the Critical Rail Corridor Improvements if construction is by Rail Company, and completion of the Improvements. However, the Authority’s and City’s obligation with respect thereto is specifically contingent upon the Substantial Completion of the Critical Rail Corridor Improvements and the Improvements on or before the date for Substantial Completion reflected in Exhibit “7” hereto (the “Substantial Completion Deadline”) (subject to extension for Force Majeure Events). In addition, if not Substantially Completed by such date but Rail Company is diligently proceeding with construction of the Critical Rail Corridor Improvements, if applicable, and the Improvements, then such date shall be extended until construction is abandoned.

5.          Exhibit 7 - Master Timeline. The Parties agree that the “Exhibit 7” attached to this Second Amendment shall be the Master Timeline referenced in paragraph 6(c) for the items set forth thereon and the Parties agree that Exhibit 7, the Master Timeline, shall remain an Escrow Condition as to other remaining dates

6.          Modification. Except as expressly amended and supplemented in the First Amendment, Second Amendment, and this Third Amendment all other terms of the Agreement shall remain in full force and effect as originally executed.

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IN WITNESS WHEREOF, the parties hereto have each caused this First Amendment to be executed by its authorized representative on the date so indicated below.

“GOAA”
GREATER ORLANDO AVIATION AUTHORITY
ATTEST:
	By:	/s/ Phillip N. Brown
/s/ Dayci S. Burnette-Snyder		Phillip N. Brown, A.A.E.,
Dayci S. Burnette-Snyder,		Executive Officer
Assistant Secretary
Date: Dec 23, 2015

APPROVED AS TO FORM AND LEGALITY this 21st day of December, 2015, for the use and reliance by the GREATER ORLANDO AVIATION AUTHORITY, only.

Marchena and Graham, P.A., Counsel.

By:	/s/ Marchena and Graham, P.A.
Marchena and Graham, P.A.

STATE OF FLORIDA
COUNTY OF ORANGE

Before me, the undersigned authority, duly authorized under the laws of the State of Florida to take acknowledgments, this day personally appeared Phillip Brown and Dayci S. Burnette-Snyder respectively Executive Director and Deputy Director of the Greater Orlando Aviation Authority, who are personally known to me to be the individuals and officers described in and who executed the foregoing instrument on behalf of said Greater Orlando Aviation Authority, and severally acknowledged the execution thereof to be their free act and deed as such officers and that they were duly authorized so to do.

In witness whereof, I have hereunto set my hand and official seal at Orlando, in the County of Orange, State of Florida, this 23 day of December, 2015.

/s/ Alba L. Bueno
My commission expires:	Notary Public

Notary Public State of Florida	ALBA L. BUENO Notary Public - State of Florida Commission # FF 901067 My Comm. Expires Jul 19, 2019 Bonded Through National Notary Assn.

ATTEST:		CITY OF ORLANDO, FLORIDA, a municipal corporation, organized and existing under the lows o State of Florida

By:	/s/ Celeste T. Brown
Celeste T. Brown, City Clerk
		By:	/s/ Antonio Ortiz
Mayor / Mayor Pro tem

		Date	12/15/15
[ILLEGIBLE]

STATES OF FLORIDA
COUNTY OF ORANGE

The foregoing was acknowledged before me this 15 day of December, 2015 by Antonio Ortiz, Mayor / Mayor Pro Tem and Celeste Brown, City Clerk, who is personally known to me who did (did not) take an oath.

	CAROLYN A. SKUTA	Name:	/s/ Carolyn A. Skuta
Notary public	Notary Public - State of Florida	Notary Public
State of Florida	My Comm. Expires Apr 4, 2017	Serial Number:
	Commission # EE 858548	My Commission Expires:
Bonded Through National Notary Assn.
Approved as to form and legality for the use and reliance of the City of Orlando, Florida only

12/16, 2015

By:	/s/ Roy K. Payne
Roy K. Payne, Esq.
Chief Assistant City Attorney

ALL ABOARD FLORIDA – OPERATIONS LLC

ATTEST:	/s/ Kolleen Cobb	By:	/s/ Michael Bradish

Printed Name:	Kolleen Cobb	Printed Name:	Michael Bradish

Title:	Secretary	Title:	Vice President

Date: December 17, 2015

TWO WITNESSES:
/s/ Jessica Alvarez
Printed Name:	Jessica Alvarez

/s/ Veronica Vargas
Printed Name:	Veronica Vargas

STATE OF FLORIDA	)
COUNTY OF MIAMI-DADE	)

The foregoing instrument was acknowledged before me this 17th day of December, 2015 by Michael Bradish, as Vice President of All Aboard Florida – Operations LLC, a Delaware limited liability company, on behalf of the limited liability company. He/She is personally known to me or produced a valid driver’s license as identification.

	JESSICA ALVAREZ	/s/ Jessica Alvarez
NOTARY PUBLIC	MY COMMISSION # FF 030333	Notary Public
STATE OF FLORIDA	EXPIRES: October 23, 2017	Print name:
Bonded Thru Notary Public Underwriters
My commission expires: